Dated the 11th day of August 2005

Between

REDTONE TECHNOLOGY SDN. BHD.

And

KERRY TELECOMMUNICATIONS (SHANGHAI) LIMITED

And

REDTONE HOLDING PTE LIMITED

JOINT VENTURE AND SHAREHOLDERS AGREEMENT IN RESPECT OF REDTONE HOLDING PTE LIMITED

CONTENTS

THIS AGREEMENT is made on the 11th day of August 2005

BETWEEN:

1) **REDTONE TECHNOLOGY SDN. BHD. (COMPANY NO. 413031-V)**, a company incorporated under the laws of Malaysia and having its registered address at Suite 24-30, 5th Floor, IOI Business Park, 47100 Puchong, Selangor Darul Ehsan (hereinafter called "RT") of the one part;

AND

2) **KERRY TELECOMMUNICATIONS (SHANGHAI) LIMITED**, a company incorporated under the laws of the British Virgin Islands and having its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called "KG") of the second part;

And

3) **REDTONE HOLDING PTE LIMITED (REGISTRATION NO. 972896)**, a company incorporated under the laws of Hong Kong and having its registered office at Room 603, Alliance Building, 130-136, Connaught Road Central, Hong Kong (hereinafter called the "Company") of the third part,

(collectively, the "Parties").

WHEREAS:

A. By an Agency Agreement dated 30 June 2005 ("Agency Agreement") between China TieTong Telecommunications Corporation Shanghai Branch Company ("CTT") and **REDTONE TELECOMMUNICATIONS SDN. BHD. (COMPANY NO. 378160-H)** ("RTC"), RTC entered into a collaboration arrangement with CTT to provide long distance, domestic and international discounted call packages in Shanghai, the People's Republic of China ("PRC"). A copy of the duly executed Agency Agreement is attached hereto as Appendix A.

B. It is, inter alia, a term of the Agency Agreement that RTC is entitled to assign absolutely the rights, obligations, title and benefits in and to the Agency Agreement to a subsidiary of RTC incorporated in the PRC.

C. As at the date of this Agreement, the Company is a wholly-owned Subsidiary of RT.

D. RT and RTC are both wholly-owned subsidiaries of REDtone International Berhad and they have agreed that a wholly foreign owned enterprise incorporated in the PRC by RTC to replace RTC and to enjoy the rights and benefits and to carry out and perform the obligations of RTC under the Agency Agreement. It is intended that such wholly owned foreign owned enterprise shall be named REDtone Telecommunications (Shanghai) Limited (悦得通信科技(上海)有限公司) or such other name as may be approved by the relevant regulatory authorities in China ("Redtone China"). RT shall procure RTC to enter into such arrangements with CTT as are necessary in order for RTC to assign its rights and obligations under the Agency Agreement to Redtone China.

E. As at the date of this Agreement, Redtone China is a wholly-owned Subsidiary of RTC. Pursuant to the terms of this Agreement, RTC shall transfer its entire equity interest/shareholding in Redtone China to the Company.

F. In pursuance of the foregoing, KG is desirous of investing in the Company.

G. The Parties have agreed with each other that the relationship between RT and KG as shareholders of the Company be regulated as hereinafter provided and have accordingly agreed to be bound by the stipulations, terms and conditions hereinafter provided.

NOW IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall bear the following meanings:

"Act"	means the Companies Ordinance of Hong Kong.
"Agreed Proportions"	means the extent of the shareholding in the Company of each Shareholder as follows:- (i) RT having 75%; and (ii) KG having 25%, or as varied from time to time by the Shareholders in accordance with this Agreement.
"Agreement"	means this Agreement (as amended from time to time by mutual agreement of the Parties in writing).
"Articles"	means the Articles of Association of the Company referred to in Clause 3 hereof, as the same may be amended from time to time in accordance with the provisions thereof, and of this Agreement.
"Auditors"	means such auditors which shall be one of the internationally recognised and reputable public accounting firms operating in Hong Kong to be appointed by mutual agreement of the Parties.
"Board"	means the Board of Directors of the Company.
"Business"	has the meaning specified in Clause 2.1.
"Business Day"	means a day (other than a Saturday, Sunday or public holiday) on which banks are open for business in Hong Kong and Malaysia.
"Control"	(including the terms "controls", "controlled by" and "under the common control with"), means the possession of direct or indirect, of the power to direct or secure the direction of the management and policies of a body corporate, whether through ownership of voting securities, by contract, or otherwise.
"Encumbrance(s)"	means any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement or other security arrangement or agreement conferring a right to a priority of payment.
"Related Corporation"	in relation to a body corporate, means any other body corporate over which the first-mentioned body corporate has Control.
"Shares"	means ordinary shares of HK$1.00 each in the Company.

"Shareholders"	means collectively, RT and KG and shall, where the context permits or requires, include any other party bound by the terms of this Agreement and "Shareholder" shall mean any party thereof.
"Subsidiary" or "Subsidiaries"	has the same meaning specified in the Act.

1.2 *Interpretation*

In this Agreement, unless the context otherwise requires:-

(a) the Recitals and clause headings contained in this Agreement are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) words importing a gender include any gender;

(d) an expression importing a natural person includes any corporation or other body corporate, partnership, association, public authority, two or more persons having a joint or common interest, or any other legal or commercial entity or undertaking;

(e) a reference to a party to a document includes that party's successors and permitted assigns;

(f) any part of speech or grammatical form of a word or phrase defined in this Agreement has a corresponding meaning;

(g) a warranty, representation, undertaking, indemnity, covenant or agreement on the part of two or more persons binds them jointly and severally;

(h) any reference to "writing" or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communications and includes such notice or communication given in accordance with Clause 15.1 hereof;

(i) reference to clauses, schedules, paragraphs, annexures or appendices are references to the clauses or schedules in or paragraphs, annexures or appendices to this Agreement;

(j) any agreement, notice, consent, approval, disclosure or communication under or pursuant to this Agreement shall be in writing;

(k) words denoting an obligation on a party to do an act, matter or thing includes an obligation to procure that it be done and words placing a party under a restriction include an obligation not to permit an infringement of the restriction;

(l) the words "hereto", "herein", "hereinafter", "hereinbefore", "hereof", "hereunder" and other words of similar import shall refer to this Agreement as a whole and not to any particular provision;

(m) reference to a document shall include references to any sort of document whether paper or paperless and expressed, described or transcribed on any substance either with alphabets, figures, symbols and/or marks;

(n) no rule for the construction or interpretation of contracts shall apply to the disadvantage of either party for the reason that that party was responsible for the preparation of this Agreement or any part of it;

(o) any reference to the provisions of any legislation made thereunder includes any statutory modification, amendment, revision, replacement or re-enactment thereof;

(p) any reference to a date or time is a reference to that date or time at Hong Kong; and

(q) where the day on or by which anything is to be done is a Saturday or Sunday or a public holiday in the place in which that thing is to be done, then that thing shall be done on the next succeeding Business Day.

2. PRIMARY MATTERS

2.1 Primary Object and Business

The Parties agree that the primary object and business of the Company shall be:

2.1.1 to establish Redtone China;

2.1.2 to ensure that the Agency Agreement is assigned by RTC to Redtone China prior to the Initial Increase (as defined in Clause 4.4) and shall not be revoked or otherwise assigned to any other entity;

2.1.3 to manage Redtone China in accordance with the terms of this Agreement, including, without limitation the performance and compliance of the terms and conditions of the Agency Agreement by Redtone China.

(collectively, "Business").

2.2 Consideration

In consideration of the mutual agreements and undertakings set out in this Agreement, the Shareholders have granted the rights and accepted the obligations hereinafter appearing.

2.3 Conduct of Business

The Business shall be conducted in the best interests of the Company on sound commercial profit making principles so as to generate the maximum achievable maintainable profits available for distribution and otherwise in accordance with the general principles, as may be agreed to from time to time between the Shareholders.

2.4 Management of the Company

The Shareholders agree that RT shall have management control in respect of the day to day management and operations of the Company in accordance with the terms of this Agreement.

2.5 Hardware and Software

2.5.1 Immediately after the execution of this Agreement or such other period as RT and KG may mutually agree and subject to fulfilment of Clause 2.6, RT shall sell to the Company and the Company shall purchase from RT, the hardware and software that are more particularly described in Schedule 1 ("Tranche 1 Equipment") the value of which are agreed to be Hong Kong Dollars Twenty Three Million four Hundred Thousand (HK$23,400,000) ("Tranche 1 Equipment Price").

2.5.2 The Company hereby directs and instructs RT to deliver the Tranche 1 Equipment to Redtone China in Shanghai.

2.5.3 Title and risk to the Tranche 1 Equipment shall be deemed to have passed from RT to the Company upon acknowledgement of delivery of the Tranche 1 Equipment to the satisfaction of Redtone China in Shanghai.

2.5.4 Upon fulfilment of Clause 2.5.3 and subject to fulfilment of Clause 2.6, the Company shall satisfy the Tranche 1 Equipment Price by:

(a) cash (or remittance of funds) of HK$1,462,500 ("Tranche 1 Cash Payment"), payable to RT within fourteen (14) days of the payment of the Tranche 1 KG Subscription Price to the Company; and

(b) issuing to RT the Tranche 1 RT Subscription Shares (as defined in Clause 4.4.3) in accordance with Clause 4.4 for the balance of Tranche 1 Equipment Price of HK$21,937,500.

2.5.5 Subject to fulfilment of Clause 2.5.4, RT shall sell to the Company and the Company shall purchase from RT, the hardware and software that are more particularly described in Schedule 2 ("Tranche 2 Equipment") the value of which are agreed to be Hong Kong Dollars Twenty Three Million and Four Hundred Thousand (HK$23,400,000) ("Tranche 2 Equipment Price") at such time as RT and KG shall mutually agree.

2.5.6 Subject to the fulfilment of Clause 2.5.5:

(a) the Company shall direct and instruct RT to deliver the Tranche 2 Equipment to Redtone China in Shanghai;

(b) title and risk to the Tranche 2 Equipment shall be deemed to have passed from RT to the Company upon acknowledgement of delivery of the Tranche 2 Equipment to the satisfaction of Redtone China in Shanghai;

(c) upon fulfilment of Clause 2.5.6(b), the Company shall satisfy the Tranche 2 Equipment Price by:

(i) cash (or remittance of funds) of HK$1,462,500 ("Tranche 2 Cash Payment"), payable to RT within fourteen (14) days of the payment of the Tranche 2 KG Subscription Price to the Company; and

(ii) issuing to RT the Tranche 2 RT Subscription Shares (as defined in Clause 4.6.2) in accordance with Clause 4.6 for the balance of Tranche 2 Equipment Price of HK$21,937,500.

2.5.7 Redtone China shall be entitled to enjoy the usual warranties given by RT in respect of hardware and software that are similar to Tranche 1 Equipment and Tranche 2 Equipment. In addition, RT shall be responsible for the shipment to Shanghai, installation, testing and maintenance of all Tranche 1 Equipment and Tranche 2 Equipment and for providing related technical assistance to Redtone China, the costs for which are included in the Tranche 1 Equipment Price and Tranche 2 Equipment Price and the details of which are set out in Schedule 3.

2.5.8 The Shareholders shall cause and procure that the Tranche 1 Cash Payment and the Tranche 2 Cash Payment are paid to RT in accordance with Clauses 2.5.4 and 2.5.6 respectively.

2.6 *Assignment of the Agency Agreement and Transfer of Equity Interests in Redtone China to the Company*

2.6.1 Upon the execution of this Agreement, RT shall procure RTC to immediately assign absolutely unto Redtone China all of its rights, obligations, title and benefits in and to the Agency Agreement.

2.6.2 Prior to the Initial Increase, RT shall procure RTC to transfer its entire equity interest/shareholding in Redtone China to the Company.

2.6.3 RTC shall notify CTT of the incorporation of Redtone China and the assignment referred to in Clause 2.6.1 and shall seek CTT's written consent of such assignment.

MATTERS RELATING TO THE COMPANY

1 *The Company*

The parties shall cause and procure that the memorandum and articles of association of the Company conform with the provisions of this Agreement. In this respect, the parties shall cause and procure that all necessary modifications, changes, variations or additions to the memorandum and articles of association of the Company be effected within ninety (90) days from the date of this Agreement so as to conform with the provisions of this Agreement.

.2 *Costs*

Each party shall bear the costs in relation to or in connection with this clause 3 in accordance with the Agreed Proportions.

.3 *Conflict of Articles*

The parties agree that if and to the extent that the Articles conflict with the provisions of this Agreement, to the extent permitted under the laws of Hong Kong, this Agreement shall prevail and each Shareholder shall exercise their respective voting rights as shareholders of the Company and take all such further actions as may be necessary to ensure that the provisions of this Agreement shall prevail.

3.4 *Change of Name*

The Parties shall cause and procure that the name of the Company is changed to REDtone Telecommunications (China) Limited.

4. SHARE CAPITAL

4.1 *Authorised Capital*

The authorised share capital of the Company is presently HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each and may be increased from time to time by written agreement signed or executed between the Shareholders.

4.2 *Agreed Proportions*

The parties hereto agree that each Shareholder shall at any time or from time to time maintain the shareholding in the Company based on the Agreed Proportions in accordance with the terms of this Agreement.

4.3 *Increase of Issued and Paid Up Capital*

The issued and paid up share capital of the Company is presently HK$1,000 divided into one thousand (1,000) ordinary shares of HK$1.00 each, the legal and beneficial owner of which is RT. In accordance with Clause 4.4, the issued and paid up share capital of the Company shall be increased to HK$29,251,000 divided into 29,251,000 ordinary shares of HK$1.00 each. Subject to Clauses 4.4 and 4.5, the issued and paid up share capital may be increased from time to time by written agreement signed or executed between the Shareholders and subscribed by the Shareholders in the Agreed Proportions.

4.4 *Initial Increase of Issued and Paid Up Capital*

The issued and paid up share capital of the Company shall be increased to HK$29,251,000 ("Initial Increase") comprising 29,251,000 ordinary shares of HK$1.00 each, in the following manner:

4.4.1 KG shall subscribe for 7,312,500 ordinary shares of HK$1.00 each ("Tranche 1 KG Subscription Shares") at the total aggregate subscription price of Hong Kong Dollars Seven Million Three Hundred and Twelve Thousand and Five Hundred (HK$7,312,500) only ("Tranche 1 KG Subscription Price"). The Tranche 1 KG Subscription Price shall be satisfied in cash within fourteen (14) days of the fulfilment of Clauses 2.5.3 and 2.6, whichever is later;

4.4.2 the Company shall issue to RT 21,937,500 ordinary shares of HK$1.00 each ("Tranche 1 RT Subscription Shares") in satisfaction of the Tranche 1 Equipment Price in accordance with Clause 2.5.4 simultaneously with the issuance of the Tranche 1 KG Subscription Shares; and

4.4.3 Subscription by KG of the Tranche 1 Subscription Shares shall be conditional upon:

(a) fulfilment of Clause 2.5.3 and Clause 2.6; and

(b) the representations and warranties of RT set out in Clause 11.2 remaining true and accurate and not misleading in any material respect immediately before the subscription of Tranche 1 KG Subscription Shares by reference to the facts and circumstances then subsisting.

4.5 Immediately upon subscription and payment for the Tranche 1 KG Subscription Shares by KG, the Company shall:

4.5.1 allot and issue the Tranche 1 KG Subscription Shares and the Tranche 1 RT Subscription Shares to KG and RT respectively (which shall occur simultaneously), as fully paid and free from Encumbrances, and deliver to KG and RT, the respective share certificates for the Tranche 1 KG Subscription Shares and Tranche 1 RT Subscription Shares;

4.5.2 procure that a meeting of the directors of the Company be held to approve the registration of KG as the holder of the Tranche 1 KG Subscription Shares and RT as the holder of the Tranche 1 RT Subscription Shares in the register of members subject to the payment of the registration fees or any other fees payable under the Memorandum and Articles of Association of the Company (if any); and

4.5.3 procure that a meeting of the directors of the Company be held to approve the appointment of one (1) representative of KG as director of the Company.

4.6 Second Increase of Issued and Paid Up Capital

Upon fulfilment of Clause 2.5.6(b), the issued and paid up share capital of the Company shall be increased to HK$58,501,000 ("Second Increase") comprising 58,501,000 ordinary shares of HK$1.00 each, in the following manner:

4.6.1 KG shall subscribe for 7,312,500 ordinary shares of HK$1.00 each ("Tranche 2 KG Subscription Shares") at the total aggregate subscription price of Hong Kong Dollar Seven Million Three Hundred and Twelve Thousand and Five Hundred (HK$7,312,500) only ("Tranche 2 KG Subscription Price"). The Tranche 2 KG Subscription Price shall be satisfied in cash within fourteen (14) days of the fulfilment of Clauses 2.5.6;

4.6.2 the Company shall issue to RT, 21,937,500 ordinary shares of HK$1.00 each ("Tranche 2 RT Subscription Shares") in satisfaction of the Tranche 2 Equipment Price in accordance with Clause 2.5.6 simultaneously with the issuance of the Tranche 2 KG Subscription Shares; and

4.6.3 Subscription by KG of the Tranche 2 Subscription Shares shall be conditional upon:

(a) fulfilment of Clause 2.5.6(b) and Clause 4.4; and

(b) the representations and warranties of RT set out in Clause 11.2 remaining true and accurate and not misleading in any material respect immediately before the subscription of Tranche 2 KG Subscription Shares by reference to the facts and circumstances then subsisting,

4.6.4 Immediately upon subscription and payment for the Tranche 2 KG Subscription Shares, the Company shall allot and issue the Tranche 2 KG Subscription Shares and the Tranche 2 RT Subscription Shares to KG and RT respectively (which shall occur simultaneously), as fully paid and free from Encumbrances, and deliver to KG and RT, the respective share certificates for the Tranche 2 KG Subscription Shares and Tranche 2 RT Subscription Shares. In this respect, the Company shall also attend to the same procedures as set out in Clause 4.5.2 to ensure the proper evidencing of RT as the owner of the Tranche 2 RT Subscription Shares and KG as the owner of the Tranche 2 KG Subscription Shares.

4A. PURCHASE OF SHARES BY KG

4A.1 Simultaneously with the subscription of the Tranche 1 KG Subscription Shares, KG shall purchase from RT and RT shall sell to KG 250 Shares held by RT at the price of HK$250 in cash (or remittance of funds) ("Purchased Shares").

4A.2 Purchase of the Purchased Shares shall be conditional upon:

(a) fulfilment of Clause 2.5.3 and Clause 2.6;

(b) the representations and warranties of RT set out in Clause 11.2 remaining true and accurate and not misleading in any material respect immediately before the purchase of the Purchased Shares by reference to the facts and circumstances then subsisting; and

(c) simultaneous fulfilment of Clause 4.5.1.

4A.3 Immediately upon payment of the purchase price for the Purchased Shares, the Company shall:

(a) issue new share certificates to KG in respect of the Purchase Shares; and

(b) procure that a meeting of the directors of the Company be held to approve the registration of KG as the holder of the Purchased Shares in the register of members subject to the payment of the registration fees or any other fees payable under the Memorandum and Articles of Association of the Company (if any).

5. TRANSFER OF SHARES

5.1 Each of the Shareholders agrees that it shall not, directly or indirectly, sell, transfer, assign, mortgage, charge or otherwise dispose of its shareholding or part thereof in the Company except:

5.1.1 with the prior written consent of the other Shareholder(s) provided that any transferee shall enter into a deed or other suitable documentation agreeing to be bound by all the terms of this Agreement; or

5.1.2 in accordance with the provisions of Clause 6 hereof.

5.2 Notwithstanding Clause 5.1, the Shareholders hereby agree that each of the Shareholder may, without the consent of the other Shareholders, be entitled to transfer, assign or otherwise dispose of its shareholding or part thereof in the Company to a Related Corporation of that

Shareholder, provided always that any such transferee of the shares shall enter into a deed (or other suitable documentation) agreeing to be bound by all the terms of this Agreement.

5.3 Save for a transfer or disposal of Shares pursuant to Clause 5.2, a Shareholder must transfer or dispose of its shareholding in the Company in its entirety and not part thereof in respect of any transfer or disposal contemplated under Clause 5.1.

5.4 If the Related Corporation to which its Shares in the Company have been transferred by a Shareholder, ceases to be a Related Corporation of that Shareholder, such Related Corporation must immediately re-assign and transfer back the Shares to that Shareholder or another Related Corporation (provided that such other Related Corporation shall also enter into a deed or other suitable documentation agreeing to be bound by all the terms of this Agreement) prior to the Related Corporation ceasing to be a Related Corporation of that Shareholder.

5.5 Save for a transfer or disposal of Shares to Related Corporation pursuant to Clause 5.2, RT shall not sell, transfer or dispose of its Shares to any third party for a period of five (5) years from the date of this Agreement. RT shall procure its direct shareholder not to, for a period of five (5) years from the date of this Agreement, transfer or dispose shares in RT to the effect that RT ceases to be a subsidiary of such direct shareholder.

6. PRE-EMPTIVE AND TAG-ALONG RIGHTS

6.1 Save as set out in Clause 5.2, the right of the Shareholders to sell, transfer, assign or otherwise dispose of their respective shareholding in the Company shall be subject to the restrictions and provisions set out below:-

6.1.1 The Shareholder proposing to transfer or dispose of its shareholding ("Transferor") shall give a notice in writing ("Transfer Notice") to the Company and the other Shareholders of its desire to sell the Shares therein mentioned ("Transfer Shares") at such purchase price ("Prescribed Price") offered by a bona fide third party purchaser ("Third Party Acquirer"). Such Transfer Notice shall constitute an offer by the Transferor to the other Shareholders (and if there is more than one Shareholder, to each Shareholder in proportion to such Shareholder's shareholding in the Company compared to the aggregate shareholdings of the Shareholders (excluding the Transferor)) (hereinafter collectively referred to as the "Transferee") and such offer will remain open during the Prescribed Period (as defined in Clause 6.1.2). The Transferor shall also disclose in the Transfer Notice the details of the offer to purchase the Transfer Shares made by the Third Party Acquirer including the offer price for the Transfer Shares and the identity of the Third Party Acquirer. The Transfer Notice shall not be revocable by the Transferor except with the consent of all the other Shareholders.

6.1.2 The Prescribed Period shall commence on the date the Transfer Notice is served on the Transferee and will expire thirty (30) days thereafter. The Transferee so accepting the offer shall hereinafter be called the "Purchaser(s)".

6.1.3 If there is more than one Purchaser, each Purchaser shall have the right to purchase the Transfer Shares pro rata in accordance with the ratio that its shareholding bears to the aggregate shareholdings of all the Purchasers PROVIDED THAT the Purchasers must, together, purchase all the Transfer Shares offered. Upon acceptance of such offer by one or more Purchasers within the Prescribed Period, the Transferor shall be bound to sell the Transfer Shares to the Purchaser(s) at the Prescribed Price. The sale and purchase shall be completed in accordance with the provisions of Clause 6.1.6.

6.1.4 If the offer of the Transfer Shares at the Prescribed Price shall not be accepted by the Transferee then, subject to Clause 6.1.10, the Transferor shall be at liberty to transfer or dispose of the Transfer Shares within a period of thirty (30) days from the expiry of the Prescribed Period to the Third Party Acquirer on the same terms and conditions as that offered to the Transferee. If the terms and conditions for the proposed sale or disposal of the Transfer Shares to the Third Party Acquirer differ from the terms and conditions offered to the other Shareholders as set out in the Transfer Notice, the Transferor must first offer the Transfer Shares to other Shareholders in accordance with Clause 6.1 based on such varied terms and conditions offered to the Third Party Acquirer and Clause 6.1 shall re-apply. If the transfer of the Transfer Shares to the Third Party Acquirer is not made within the period prescribed above, any further or future transfer of such Transfer Shares shall be subject to the provisions of Clause 6.1.1 once again. In the event of any transfer of the Transfer Shares to the Third Party Acquirer pursuant to this sub-clause, each Shareholder shall, subject to the provisions of Clauses 6.1.5 or 6.1.6, cause or procure their respective nominees on the Board to approve the proposed transfer.

6.1.5 As a result of transferring the Transfer Shares in accordance with the foregoing provisions of this Clause 6.1 the Transferor shall procure that upon such transfer any directors appointed to the Board by the Transferor pursuant to this Agreement shall thereupon resign.

6.1.6 Completion of the sale and purchase of the Transfer Shares and the payment of the Prescribed Price by the Purchaser shall take place within thirty (30) days after the date of acceptance of the offer of the Transfer Shares.

6.1.7 Any transfer, disposal or sale of shares contemplated by this Clause 6 shall be subject to the approval of the relevant governmental or statutory authority should such approval be required in law or in practice. Completion and payment of the Prescribed Price shall take within thirty (30) days after the date of such approval.

6.1.8 Any transfer, disposal or sale of shares contemplated by Clause 6.1.4 to a third party shall be subject to such third party entering into a deed or other suitable documentation agreeing to be bound by all the terms of this Agreement.

6.1.9 The Shareholders agree that the Third Party Acquirer referred to in this Clause 6 shall not include a competitor of the Company save in the event where the Transferor is RT. For the purposes of this Clause 6.1.9, "competitor" means any Person who competes with the business of Redtone China, namely, the business of providing discounted telephone calls and other telecommunications distribution services as referred to in paragraph A of the recital.

6.1.10 In the event that RT issues a Transfer Notice, KG shall have the right to issue a notice to RT during the Prescribed Period ("Tag-Along Notice") requesting the Third Party Acquirer to also acquire part or all of the Shares held by KG at the same Prescribed Price and subject to the same terms and conditions as set out in the Transfer Notice. If KG issues the Tag-Along Notice, RT shall not be entitled to transfer its Shares to the Third Party Acquirer unless KG is also able to transfer its Shares as set out in the Tag-Along Notice to such Third Party Acquirer. RT shall procure its direct shareholder to comply with the spirit of this Clause 6.1.10 so that in the event that RT's direct controlling shareholder disposes its direct or indirect interests in RT with a view to indirectly disposing its indirect interests in the Company, KG should also have the right to dispose of part or all of its Shares to the third party acquiring the indirect interests of RT's direct shareholder in the Company.

6.2 The rights of a Transferee to purchase the Transfer Shares under the provisions of this Agreement shall include the right to nominate a Related Corporation acting as its nominee/trustee to purchase the Transfer Shares.

7. THE BOARD OF DIRECTORS

7.1 *Constitution of the Board*

(a) The Board shall consist of four (4) directors of whom:

(i) three (3) directors shall be appointed by RT; and

(ii) one (1) director shall be appointed by KG.

(b) Any Shareholder entitled to nominate a Director shall be entitled to :

(i) nominate an alternate director to such Director;

(ii) determine the period such Director and his alternate shall hold office; and

(iii) at any time to remove such Director or his alternate and appoint another in his place.

(c) Any nomination, determination and removal in accordance with this Clause shall be effected by notice in writing signed by the relevant Shareholder and sent to the Company at the Company's registered office with a copy provided to the other Shareholder at its address. Upon receipt of such written notification from the relevant Shareholder, the Company and the relevant Director shall take all necessary steps to comply with the statutory and regulatory requirements for the appointment or removal of such Director nominated by the relevant Shareholder. Subject to compliance with formal requirements under any relevant law or the Articles of Association, the said nomination, determination and removal will take effect from the time of receipt of such notice by the Company at its registered office, provided that the relevant Shareholder, will indemnify and keep the Company and the other Shareholder(s) indemnified from all claims, if any, for wrongful dismissal arising out of such removal. The rights conferred on a Shareholder in this clause does not include a right to remove or replace a Director appointed by another Shareholder in accordance with this clause.

7.2 *Chairman*

Unless otherwise agreed, the Chairman of the Board shall be a director appointed by RT. Questions arising at any meeting shall be decided by a majority of votes. The Chairman will not have a second or casting vote.

7.3 *Quorum*

The quorum for any Board meeting shall be two (2) directors of whom one (1) Director shall be a Director nominated by RT and a Director nominated by KG. The quorum must be present throughout each Board meeting. In the event no quorum is present within thirty (30) minutes of the time appointed for the meeting, such meeting shall be deemed aborted.

The Parties agree that as and when required and with the concurrence of a majority of the Board, a Board meeting may be convened outside of Hong Kong.

7.4 *Decisions of the Board*

(a) Provided always that the quorum is constituted in accordance with Clause 7.3 and subject to Clause 7.4(c), all resolutions or decisions of the Board shall be by a simple majority of all the directors present and capable of voting at the Board meeting.

(b) In the event that a simple majority cannot be reached for a resolution or a decision of the Board (in respect of matters other than those set out in Clause 7.4(c)) ("the Unresolved Matter"), the Board meeting will stand adjourned and a circular resolution in accordance with clause 7.5 shall be made in respect the Unresolved Matter.

(c) Notwithstanding any other provision in this Agreement, the following are matters requiring the unanimous decision of the Board:

(i) amendment to the Memorandum or the Articles of Association of the Company;

(ii) the creation, consolidation, sub-division, conversion, reduction, cancellation, purchase or redemption of any share capital of the Company;

(iii) the reorganisation, amalgamation or merger of the Company with any other company or concern;

(iv) the issue or allotment of any share capital of the Company (other than as contemplated in this Agreement) or the creation of any option or right to subscribe or acquire, or convert any security into, any share capital of the Company;

(v) subject to Clause 13.3.2, any resolution for the winding-up of the Company or the filing of a petition for winding-up by the Company or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator over the affairs and assets of the Company;

(vi) any material adverse change in the nature or scope or geographic location of the business of Redtone China as set out in the Agency Agreement, including the amendment or the termination of, and any assignment of the rights and obligations by Redtone China under, the Agency Agreement unless such changes are required by the relevant authorities of PRC;

(vii) the entering into, variation or termination of any agreement or arrangement outside the ordinary scope of the Business or which is intended to bind the Company for longer than 12 months and exceeding United States Dollars Five Hundred Thousand (USD500,000.00) only;

(viii) the disposal of any interests in Redtone China or the liquidation of Redtone China (except otherwise required by law);

(ix) the disposal of, or the grant of any option or right of pre-emption in respect of, material assets of the Company or Redtone China in excess of United States Dollars Five Hundred Thousand (USD500,000.00) only;

(x) the entering into or variation of any transaction by the Company or Redtone China with (i) a Shareholder or (ii) any Related Corporation of a Shareholder or (iii) any Director or officer of any Shareholder or any affiliate of any Shareholder;

(xi) the declaration or payment of any dividend or the declaration or making of any other distribution or the passing of any resolution to retain or allocate profits (other than in the manner as contemplated in this Agreement);

(xii) the creation or redemption of any mortgage, charge, debenture, pledge, lien or other encumbrance or security interest over any of the assets, property, undertaking or uncalled capital of the Company or in the registered capital of Redtone China exceeding United States Dollars Five Hundred Thousand (USD500,000.00) only; and

(xiii) save for the transactions contemplated in this Agreement, the entry by the Company or Redtone China into any agreement involving the making of payments, or the assumption of obligations or liabilities, by the Company or

Shareholder which served the Roulette Notice, such sale and purchase to be completed within 7 days of the expiry of such period.

7.5A.7 The sale and purchase of Shares pursuant to a Roulette Notice or a Counter Notice shall be at the Roulette Price and the Shares shall be sold free of all Encumbrances and with all rights attaching to them.

7.5A.8 RT and KG shall do all such acts and execute all such documents as may be necessary in order to complete the sale and purchase referred to in Clauses 7.5A.2 to 7.5A.7 above.

7.6 *No shareholding requirement*

The Directors need not be shareholders of the Company and shall not be liable to retire by rotation until removed/replaced by the Shareholder nominating them.

7.7 *Directors' Fees*

The fees of the Directors shall be determined unanimously by the Board and paid by the Company.

7.8 *Dividend and distribution policy*

Unless otherwise unanimously agreed by the Board, all profits earned by the Company shall be distributed as dividend to the Shareholders.

7.9 *Meeting by video conference etc*

For the purpose of a meeting of the Board, a Director or his alternate may participate in a meeting of the Board by means of telephone or video conference or any communication equipment which allows all Directors or their alternates participating in the meeting of the Board to see or hear each other, and such participation shall constitute the presence of such Director and/or his alternate at such meeting provided always each Director participating in the meeting is able to see and/or hear the other participating Directors throughout the course of the meeting and no Director leaves the meeting by intentionally disconnecting his telephone or communication equipment and the proceedings of such meeting shall be minuted and recorded as soon as practicable, in any event, not later than seven (7) days from the date of such meeting.

8. CONDUCT OF THE COMPANY'S AFFAIRS AND SHAREHOLDERS' MEETINGS

8.1 *Exercise of Voting Rights*

The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company so as to procure (insofar as they are able by the exercise of such rights and powers) that at all times during the term of this Agreement:

(a) Board meetings shall be convened at least once every three (3) months and there shall be at least four (4) Board meetings every year;

(b) the Auditors of the Company shall be appointed subject to the mutual agreement of the Shareholders; and

(c) the management and affairs of the Company shall be undertaken in accordance with the terms of this Agreement.

8.2 *General Meetings*

The Company shall hold its annual general meeting in accordance with the Act at a place and time determined by the Board. All general meetings other than the annual general meetings shall be called extraordinary general meetings. The Company may hold extraordinary general meetings from time to time in accordance with this Agreement, the Articles or the provisions of the Act.

8.3 *Quorum for General Meetings*

(a) The quorum for all general meetings of the Shareholders shall be two (2) persons of which one (1) person must be the proxy, corporate representative or attorney of RT and (1) person must be the proxy, corporate representative or attorney of KG. The quorum must be present throughout the meeting.

(b) In the event no quorum is present within thirty (30) minutes of the time appointed for the meeting, the said general meeting shall stand adjourned to a day which is seven (7) Business Days from the date appointed for the meeting at the same time and place.

(c) The quorum for the adjourned meeting shall be any Shareholders or their proxy, attorney or representatives representing in the aggregate not less than 51% of all issued and paid-up ordinary shares, being present throughout the meeting.

8.4 *Validity of Shareholder Resolutions*

Unless otherwise specified by this Agreement, no resolution of the Shareholders shall be passed or action taken by the Company and no resolution shall be effective in respect of any matter unless such resolution of the Shareholders was passed by Shareholders voting in person, by corporate representative or by proxy holding an aggregate of not less than 51% of all issued and paid-up ordinary shares.

8.5 *No prejudice to Act*

The provisions of Clause 8.4 are in addition and subsequent to and without prejudice to the mandatory requirement of the Act for special resolutions in respect of the matters specified therein.

9. FUNDING

9.1 Upon the execution of this Agreement, RT shall make an advance to the Company for the sum of United States Dollars One Hundred and Forty Thousand (USD140,000) only ("RT Advances") to enable the Company to subscribe for shares in (contribute to the registered capital of) Redtone China. Upon the completion of the Initial Increase, KG agrees that the Company shall repay the RT Advances to RT.

9.2 Save for Clause 9.1, the Company shall source for its own funding to meet the capital expenditure and working capital requirements.

9.3 The Shareholders agree that the capital expenditure and working capital requirements of the Company shall as far as possible or where practical be funded from borrowings from banks or financial institutions without recourse to or guarantee from any of the Shareholders. A guarantee shall only be given by a Shareholder that has agreed to providing such guarantee. In the event of any guarantees by the Shareholders, such guarantees shall be several and not joint and shall be in the Agreed Proportion of the respective Shareholder.

9.4 Each Shareholder shall use their respective best efforts to procure on behalf of the Company funding from banks and financial institutions on favourable terms obtainable from the financial market to meet such capital expenditure and working capital requirements of the Company.

10. Accounting and Auditors

10.1 The Shareholders shall procure the Company to keep true and accurate accounting records of all operations and make all reports in accordance with generally accepted accounting principles and practices in Hong Kong.

10.2 The Shareholders shall procure that the Company's financial statement shall be audited annually and completed within one hundred and twenty (120) days after the end of the Company's financial year at the expense of the Company by the Auditors.

10.3 Each Shareholder shall be entitled to examine the separate books and accounts to be kept by the Company and to be supplied with all relevant information, including monthly management accounts, operating statistics and such other trading and financial information in such form as they may reasonably require to keep each of them properly informed about the business of the Company and generally to protect their interests.

10.4 The financial controller of Redtone China and the Company shall be nominated by KG for appointment by the Board. The appointment or removal of the nominated financial controller shall require unanimous approval by the Board.

11. Representations, Warranties and Undertakings

11.1 Representation and Warranties by KG

KG represents and warrants to RT that at the time of execution of this Agreement and immediately before the purchase of the Purchased Shares by KG, the Initial Increase and the Second Increase, each by reference to the facts and circumstances then subsisting:

(a) KG has full power and authority to enter into this Agreement;

(b) this Agreement constitutes the legal, valid and binding obligations of KG in accordance with their respective terms;

(c) the execution, delivery and performance of this Agreement are within its corporate power, have been duly authorised by all necessary corporate action, does not contravene its objects and does not violate any law or regulation or any judgement, order or decrees of any governmental authority, or any contract or undertaking binding on or affecting it; and

(d) all acts, conditions, things, approvals, consents, authorisations and licences required to be done, fulfilled, performed or obtained in order for:

(i) KG to lawfully enter into, exercise its rights under and the obligations expressed to be assumed by it in this Agreement; and

(ii) the obligations expressed to be assumed by KG in this Agreement are legal, valid, binding and enforceable,

have been done, fulfilled, performed or obtained.

11.2 *Representation and Warranties of RT*

RT hereby represents and warrants to KG that at the time of execution of this Agreement and immediately before the purchase of the Purchased Shares by KG, the Initial Increase and the Second Increase, each by reference to the facts and circumstances then subsisting:

(a) RT is a company duly incorporated and validly existing under the laws of Malaysia and has full power and authority to enter into this Agreement;

(b) this Agreement constitutes the legal, valid and binding obligations of RT in accordance with their respective terms;

(c) the execution, delivery and performance of this Agreement are within its corporate power, have been duly authorised by all necessary corporate action, do not contravene its memorandum and articles of association and do not violate any law or regulation or any judgement, order or decree of any governmental authority, or any contract or undertaking binding on or affecting it;

(d) all acts, conditions, things, approvals, consents, authorisations and licences required to be done, fulfilled, performed or obtained in order for:

(i) RT lawfully to enter into, exercise its rights under and the obligations expressed to be assumed by it in this Agreement; and

(ii) the obligations expressed to be assumed by RT in this Agreement are legal, valid, binding and enforceable,

have been done, fulfilled, performed or obtained;

(e) all information furnished by RT in connection with this Agreement, does not contain any untrue statement or omit to state any fact the omission of which makes any statements made therein in the light of the circumstances under which they are made, misleading, and are made on reasonable grounds after due and careful inquiry and RT is not aware of any material facts or circumstances that have not been disclosed to KG which might, if disclosed, adversely affect the decision of a person considering whether or not to enter into this Agreement or to participate in the Company;

(f) the Company has no Subsidiary, branch or representative office (other than as contemplated in this Agreement) and Redtone China is a wholly owned Subsidiary of RTC prior to the transfer referred to in Clause 2.6.2;

(g) there are no outstanding rights, subscriptions, calls, pre-emptive rights, options to subscribe for any shares in the capital of the Company or equity interests in the registered capital of Redtone China;

(h) save for transactions contemplated in this Agreement, the Company and Redtone China have not conducted or undertaken any business and has no outstanding liabilities;

11.3 *Undertakings by RT*

RT undertakes to KG as follows:

(a) prior to the Initial Increase, the Company will not conduct any business (other than as contemplated in this Agreement) and RT and the Company will not permit any act to be done that would lead to breach of RT's representations, warranties and undertakings contained in Clauses 11.2 and 11.3;

(b) RT shall procure RTC to assign its rights and obligations under the Agency Agreement to Redtone China in accordance with the terms of this Agreement;

(c) RT shall procure RTC to transfer its entire equity interest/shareholding in Redtone China to the Company in accordance with the terms of this Agreement;

(d) RT shall cause and procure all trademarks used in the business of Redtone China (save for trademarks already owned by third parties) to be registered in the name of Redtone China or, as the case may be, the Company; and

(e) RT shall ensure that the entire amount of the RT Advances will be used by the Company to contribute to the registered capital of Redtone China.

12. CONFIDENTIALITY AND ANNOUNCEMENTS

12.1 Unless otherwise agreed between the Shareholders in writing or if required under the Act or any other laws or regulations, the Shareholders shall, and procure that their respective representatives shall, keep confidential the terms of this Agreement and all information received hereunder.

12.2 No Party ("Disclosing Party") hereto shall unless required by law, regulation or the relevant listing rules and requirements (either before or after the termination of this Agreement) disclose to any person, any information which the Disclosing Party shall have become possessed during the period of this Agreement pursuant to this Agreement and each Party shall use its best endeavours to prevent any such disclosure.

12.3 No party hereto shall, save as required by any applicable law, regulation or the relevant listing rules and requirements, cause to be made any public announcement about this Agreement or the business and affairs of the Company without the prior written consent of the other parties.

12.4 This Clause shall survive the termination of this Agreement.

13. DURATION AND TERMINATION OF AGREEMENT

13.1 Duration and Termination

This Agreement shall continue in full force and effect from the date hereof until the earlier of:

(a) the winding up of the Company; or

(b) the termination of this Agreement by the mutual consent of the Shareholders.

13.2 Events of Default

The occurrence of any of the following events shall be an event of default ("Event of Default"):

(a) if a Shareholder shall have committed or permitted any material breach of any of the obligations herein contained and on its part to be performed or observed and shall not have remedied such breach (if capable of remedy) within thirty (30) Business Days after written notice shall have been given to such Shareholder by the other Shareholders requiring such remedy;

(b) if an order shall be made or an effective resolution passed for the winding-up of a Shareholder otherwise than in the course of reconstruction or amalgamation; or

(c) if a Shareholder shall be dissolved or liquidated or is the subject of proceedings for dissolution or liquidation, otherwise than in the course of reconstruction or amalgamation; or

(d) if a receiver shall be appointed over the whole or a substantial part of a Shareholder's property or assets or if possession over the whole or a substantial part of such Shareholder's property or assets shall be taken by or on behalf of any creditor or creditors of such Shareholder; or

(e) if a Shareholder shall sell, transfer or otherwise dispose of its beneficial interest in any of the shares of the Company, to any person otherwise than in accordance with the provisions of Clause 6.

13.3 Consequences of an Event of Default

13.3.1 On the occurrence of an Event of Default, the non-defaulting Shareholder(s) shall, without prejudice to any other rights and remedies as it may have, be entitled to require the defaulting Shareholder:

(i) to purchase from the non-defaulting Shareholders all the Shares in the Company then registered in the name of the non-defaulting Shareholders; or

(ii) to sell to the non-defaulting Shareholders all the Shares in the Company then registered in the name of the defaulting Shareholder,

at the fair market price of the such Shares, as near as practicable to the date of default, and as certified by the Auditor or an internationally recognised merchant bank mutually agreed by the Shareholders.

13.3.2 If the non-defaulting Shareholder elects to sell its Shares to the defaulting Shareholder and the defaulting Shareholder is unable or refuses to settle the purchase price in respect of such Shares, the non-defaulting Shareholder shall be entitled to proceed to commence winding-up proceedings against the Company or to dispose of its Shares to a third party.

14. SETTLEMENT OF DISPUTES, ARBITRATION

14.1 The parties agree to use all reasonable efforts to attempt to resolve all disputes arising hereunder promptly, equitably and in good faith, and further agree to provide each other with reasonable access during normal business hours to all non-privileged records, information and data pertaining to any such dispute.

14.2 In the event that any such dispute, difference or question which may arise under, out of, in connection with or in relation to this Agreement cannot be resolved amicably, then such dispute, difference or question shall be settled by arbitration under the auspices of the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the UNCITRAL Arbitration Rules. The arbitration proceedings shall be conducted in the English language in Hong Kong.

14.3 The matter shall be referred to a sole arbitrator appointed by mutual consent of the Parties. If such consent cannot be obtained within a period of one (1) month from the date of first notice of dispute, the appointment of the arbitrator referred to and decided by the HKIAC.

14.4 The Shareholder in whose favour the arbitration award is granted shall be entitled to recover the costs and expenses of administration of the arbitration proceedings from the other Shareholders. Any arbitration award shall be final and binding on the Shareholders.

14.5 Nothing contained in this clause shall preclude any Shareholder from bringing an action in any court of competent jurisdiction for injunctive relief in relation to the breach or threatened breach by any of the Shareholders of any of the terms of this Agreement.

·.6 This Agreement and the rights and obligation of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

!.7 The parties further agree that any amount due under Clause 14.4 shall be due as a separate debt and shall not be affected by or merged into any judgement being obtained for any other sum due under or in respect of this Agreement.

!.8 This agreement to arbitrate shall be binding upon the successors, assigns and any trustees or receiver of each party.

5. GENERAL

5.1 *Notices*

(i) All notices and documents required to be given under this Agreement and all other communications between the parties hereto with respect to this Agreement shall be in writing and may, at the option of the sender, be sent by hand, registered post , courier or other postal service or facsimile to the following addresses or numbers (or to such other addresses or numbers as notified by the parties hereto in accordance with this Clause):

RT : Suite 24-30, 5th Floor,
IOI Business Park,
47100 Puchong,
Selangor Darul Ehsan.
Telephone: (603) 8073 2288
Facsimile: (603) 8073 2148
(Marked for the attention of the Chief Executive Officer)

KG : 13/F, Cityplaza 3,
14, Taikoo Wan Road,
Taikoo Shing,
Hong Kong
Telephone: (852) 2967 2200
Facsimile: (852) 2967 9480
(Marked for the attention of Mr. Stephen Tam)

the Company : Room 1602, Aitken Vanson Centre
61, Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong
Telephone: (852) 2270 0688
Facsimile: (852) 2343 1288

with a copy to:
Suite 24-30, 5th Floor,
IOI Business Park,
47100 Puchong,
Selangor Darul Ehsan.
(Marked for the attention of the Directors)

(ii) Any notice or document or communication may be given by solicitors on behalf of either party and any notice or communication given pursuant to this Agreement shall be deemed to be served and received by the addressee:

(a) if delivered by hand, at the time of delivery; or

(b) if sent by registered post, courier or other postal service, within five (5) days of despatch or posting; or

(c) if transmitted by facsimile, the Business Day following transmission by facsimile.

15.2 *Governing law*

The Shareholders agree that this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.3 *Amendments*

This Agreement may not be varied or amended unless such variation or amendment shall be expressly agreed to in writing by the Parties.

15.4 *Severability*

(a) If one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality or enforceability of the remaining provisions contained herein shall not be affected or impaired in any way.

(b) Each party shall, in any such event, execute such additional documents as the other party may reasonably request in order to give valid, legal and enforceable effect to any provision which is determined to be invalid, illegal or unenforceable.

15.5 *No Partnership*

Nothing contained in this Agreement shall constitute or to be deemed to constitute a partnership between the Shareholders and none of the Shareholders shall have any authority to bind or commit the other.

15.6 *Waiver, Forbearance and Variation*

(a) The rights of either party shall not be prejudiced or restricted by any indulgence or forbearance extended to the other party and no waiver by any party in respect of any breach shall operate as waiver in respect of any subsequent breach.

(b) This Agreement shall not be varied or cancelled, unless such variation or cancellation shall be expressly agreed in writing by each Party.

15.7 *Assignment*

Save as otherwise provided herein, the benefits and obligations of the Shareholders are personal to that Shareholder and shall not be capable of being assigned, delegated, transferred or otherwise disposed of save with the written consent of the other Shareholders.

15.8 *Costs and Expenses*

Each party shall bear its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and any other cost and expense arising from subsequent amendments, if any, to this Agreement shall be borne by the Company.

15.9 *Equitable Remedies*

Without prejudice to any other rights or remedies any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this Agreement and each party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement.

15.10 *Time of essence*

Time shall be of the essence of this Agreement.

15.11 *Entire Agreement*

This Agreement is the entire agreement between the parties in respect of the subject matter herein and supersedes all previous agreements with respect to its subject matter whether in orally or in writing.

15.12 *Force Majeure*

No party hereto shall be liable in any manner for failure to perform or delay in performing all or any part of this Agreement which is directly or indirectly due to any cause or circumstances beyond the control of such party, including, without limitation, the acts of God, fire, flood, storms, earthquake, typhoon, tidal wave, plague or other epidemics, governmental laws, orders, regulations sanctions or restrictions, war, armed conflict or the serious threat of the same, hostilities mobilisation, blockade, embargo detention, revolution, riot, looting, lockout, strike or other labour dispute, unavailability of transportation or severe economic dislocation.

15.13 *Successors Bound*

This Agreement shall be binding on and shall enure for the benefit of the successors and permitted assigns of each of the parties hereto.

[the remainder of this page is intentionally left blank]

In Witness whereof the parties hereto have executed this Agreement the day and year first above stated.

Signed for and on behalf of)
REDTONE TECHNOLOGY SDN. BHD.)
(COMPANY NO. 413031-V))
in the presence of :)

Witness
Name : PETER YEOW
Title :

Signatory
Name : WEI CHUAN BENG
Title :

Signed for and on behalf of)
KERRY TELECOMMUNICATIONS)
(SHANGHAI) LIMITED)
in the presence of :)

Witness
Name : STEVEN HO
Title :

Signatory
Name : ALBERT LAI
Title :

Signed for and on behalf of)
REDTONE HOLDING PTE LIMITED)
(REGISTRATION NO. 972896),)
in the presence of :)
)

Witness
Name : PETER YEOW
Title :

Signatory
Name : WEI CHUAN BENG
Title :

<u>SCHEDULE 1</u>

Tranche 1 Equipment

List attached

TRANCHE 1 EQUIPMENT

PART A - HARDWARE	**Quantity**	**Units**	**USD**	**HK$**
Network Equipments				
Switches, Hubs, Routers and Other Networking Equipments	-	estimate	24,800	193,440
REDtone TAG & TSG				
REDtone gateway chassis : (Purpose built Industrial Grade Server with Intel Pentium-4 processor, 1GB memory, 80GB HD, plus OS & support utility)	9	boxes	17,100	133,380
E1 interface for REDtone Telco Application Gateway (TAG), and Telco Switching Gateway (TSG), with license	240	Physical E1s plus VoIP E1s	792,000	6,177,600
C7 link interface cards with license	5	cards	60,000	468,000
Data & Application Specific Server Engines				
REDtone Prepaid Gateway Data Server (inclusive SQL Server 2003 & CAL) : (Branded Quad Processor, 4GB memory, RAID1+0 enabled 4x72GB SCSI HD with redundant power supply, plus server OS & support utility)	2	boxes	48,000	374,400
REDtone Postpaid Gateway Data Server (inclusive SQL Server 2003 & CAL) : (Branded dual Processor, 4GB memory, RAID 1+0 enabled 4x72GB SCSI HD with redundant power supply, plus server OS & support utility)	2	boxes	16,000	124,800
REDtone telco backoffice Data Server (inclusive SQL Server 2003 & CAL) : (Branded dual Intel Xeon Processor, 4GB memory, RAID-5 enabled 3x36GB SCSI HD with redundant power supply, plus server OS & support utility)	3	boxes	22,500	175,500
Miscellaneous				
Used CISCO VoIP Routers	-	4E1s	11,000	85,800
KVM 8-port Switch : (D-link DKVM-8E or equivalent)	2	boxes	700	5,460
CDR management server (excl. software system) : Workstation with Intel P4 processor, 512MB memory, 80GB HD, plus OS & support utility)	1	boxes	800	6,240
Gateway Exception Alert server (excl. software system) : Workstation with Intel P4 processor, 512 MB memory, 80GB HD, plus OS & support utility)	1	boxes	800	6,240
GSM modem (for Gateway exception alert server) : (Siemen TC35 or equivalent)	2	boxes	500	3,900
GSM modem (for NJoy Prepaid sub-system) : (Siemens TC35 or equivalent)	8	boxes	2,000	15,600
GSM modem device manager : (Moxa 16-port serial to LAN solution box, or equivalent)	2	boxes	2,200	17,160
REDtone Firewall (firewall software embeded) : (Embeded Workstation with 128MB Compact flash)	2	boxes	1,600	12,480
		Total for Tranche 1 - Hardware	1,000,000	7,800,000

PART B - SOFTWARE

Customer Billing Suite - licence				
Postpaid Billing Server suite	1	server lic	120,000	936,000
Postpaid Billing Client	unlimited	client lic	120,000	936,000
Prepaid Bill Presentation Server suite	1	server lic	120,000	936,000
Callshop/Kiosk Bill Presentation Server suite	1	server lic	120,000	936,000
		Sub-total	480,000	3,744,000

Rate Management Suite - licence				
Customer Rate Management System server	1	server lic	20,000	156,000
Customer Rate Management System client	unlimited	client lic	20,000	156,000

		Sub-total	40,000	312,000

stomer Management Suite - licence

tpaid Customer Management System server suite	1	server lic	20,000	156,000
paid card Customer Management System server suite	1	server lic	20,000	156,000
ishop/Kiosk Customer Management System server suite	1	server lic	20,000	156,000
phone Customer Management System server suite	1	server lic	20,000	156,000
tpaid Customer Management System client	unlimited	client lic	20,000	156,000
paid card Customer Management System client	unlimited	client lic	20,000	156,000
ishop/Kiosk Customer Management System client	unlimited	client lic	20,000	156,000
phone Customer Management System client	unlimited	client lic	20,000	156,000
tpaid Customer Management System Remote host	unlimited	host lic	20,000	156,000
shop/Kiosk Customer Management System Remote host	unlimited	host lic	20,000	156,000
		Sub-total	200,000	1,560,000

annel Management Suite - licence

tpaid Agent Management System server suite	1	server lic	20,000	156,000
paid card Agent Management System server suite	1	server lic	20,000	156,000
shop/Kiosk Agent Management System server suite	1	server lic	20,000	156,000
phone Agent Management System server suite	1	server lic	20,000	156,000
tpaid Agent Management System client	unlimited	client lic	20,000	156,000
paid card Agent Management System client	unlimited	client lic	20,000	156,000
shop/Kiosk Agent Management System client	unlimited	client lic	20,000	156,000
phone Agent Management System client	unlimited	client lic	20,000	156,000
		Sub-total	160,000	1,248,000

nmission Management Suite - licence

tpaid Agent Commission Management System server suite	1	server lic	20,000	156,000
paid card Agent Commission Management System server suite	1	server lic	20,000	156,000
shop/Kiosk Agent Commission Management System server suite	1	server lic	20,000	156,000
phone Agent Commission Management System server suite	1	server lic	20,000	156,000
paid Agent Commission Management System client	unlimited	client lic	20,000	156,000
paid card Agent Commission Management System client	unlimited	client lic	20,000	156,000
shop/Kiosk Agent Commission Management System client	unlimited	client lic	20,000	156,000
phone Agent Commission Management System client	unlimited	client lic	20,000	156,000
		Sub-total	160,000	1,248,000

-Up Management Suite - licence

shop/Kiosk top-up Management System server suite	1	server lic	20,000	156,000
paid card top-up Management system server suite	1	server lic	20,000	156,000
phone top-up Management system server suite	1	server lic	20,000	156,000
shop/Kiosk top-up Management System client	unlimited	client lic	20,000	156,000
paid card top-up Management system client	unlimited	client lic	20,000	156,000
king terminal interface plug-in module	unlimited	client lic	20,000	156,000
dit card top-up interface plug-in module	unlimited	client lic	20,000	156,000
paid card top-up up-load host module	unlimited	client lic	20,000	156,000
shop/Kiosk top-up up-load host module	unlimited	client lic	20,000	156,000
		Sub-total	180,000	1,404,000

Management Suite - licence

paid card PIN management system server	1	server lic	15,000	117,000
paid card PIN generator system client	unlimited	client lic	10,000	78,000
paid card PIN encryption/decrypt plug-in module	unlimited	client lic	10,000	78,000
paid card PIN management system client	unlimited	client lic	10,000	78,000
paid card PIN request plug-in module	unlimited	client lic	10,000	78,000
paid card PIN activation/deactivation plug-in module	unlimited	client lic	10,000	78,000
		Sub-total	65,000	507,000

ffic Management Suite

eway remote management host	unlimited	host lic	15,000	117,000
eway remote management server	unlimited	client lic	15,000	117,000
fic Utilization report generator	unlimited	client lic	20,000	156,000
Utilization report generator	unlimited	client lic	20,000	156,000
ine ASR analyser	unlimited	client lic	40,000	312,000
report generator	unlimited	client lic	20,000	156,000
		Sub-total	130,000	1,014,000

Customer Care Suite				
Customer Issue Ticket tracking Management system server	1	server lic	50,000	390,000
Customer Issue Ticket tracking Management system client	unlimited	client lic	30,000	234,000
Telco Issue Ticket tracking Management system server	1	server lic	50,000	390,000
Telco Issue Ticket tracking Management system client	unlimited	client lic	30,000	234,000
		Sub-total	160,000	1,248,000
Telco Billing Reconciliation suite				
Telco billing reconcilation module	unlimited	client lic	10,000	78,000
		Sub-total	10,000	78,000
Cardless System suite				
E-purse Management System Server suite	1	server lic	80,000	624,000
Agency Management System Server suite	1	server lic	25,000	195,000
Cardless System Account Activation Server suite	1	server lic	30,000	234,000
Cardless Commission System suite	1	server lic	25,000	195,000
Cardless Reload Management System Server suite	1	server lic	45,000	351,000
E-purse Management Report Generator client	unlimited	client lic	50,000	390,000
		Sub-total	255,000	1,989,000
Gateway Interface system suite				
CDR Management System Server suite (backoffice)	1	server lic	30,000	234,000
CDR Management System Server suite (gateway)	1	server lic	30,000	234,000
Gateway System Exception Alert server (gateway)	1	server lic	50,000	390,000
Call Routing Management system	unlimited	client lic	50,000	390,000
		Sub-total	160,000	1,248,000
		Total for Tranche 1 - Software	2,000,000	15,600,000
		Grand Total for Tranche 1	3,000,000	23,400,000

Note.1

All hardware is quoted CIF Shanghai.

Note.2

Phase-1 of the Project encompasses primarily the set up in Shanghai, minus the IPLC link from Shanghai to the REDtone PoP in Hongkong.

Phase-2 of the Project encompasses the IPLC link from Shanghai to the REDtone PoP in Hongkong, plus additional E1 lines within Shanghai and possibly additional POPs in other cities.

Note 3

The exchange rate = HK$ 7.80

SCHEDULE 2

Tranche 2 Equipment

List Attached

TRANCHE 2 EQUIPMENT

PART A - HARDWARE	Quantity	Units	USD	HK$
Network Equipments				
Switches, Hubs, Routers and Other Networking Equipments	-	estimate	75,000	585,000
REDtone TAG & TSG				
REDtone gateway chassis : (Purpose built Industrial Grade Server with Intel Pentium-4 processor, 1GB memory, 80GB HD, plus OS & support utility)	35	boxes	66,500	518,700
E1 interface for REDtone Telco Application Gateway (TAG), and Telco Switching Gateway (TSG), with license	760	Physical E1s plus VoIP E1s	2,508,000	19,562,400
C7 link interface cards with license	25	cards	300,000	2,340,000
Miscellaneous Hardware/Contingencies				
Used CISCO VoIP Routers	- |	8E1s	22,000	171,600
Other miscelleneous/contigencies	-	estimate	28,500	222,300
		Grand Total for Tranche 2	3,000,000	23,400,000

SCHEDULE 3

Details of Installation, Testing, Maintenance and Technical Assistance

+ All REDtone Gateway System Installation
+ All REDtone Business Support System Installation

+ REDtone Gateway Software System Upgrade at no charge, for a period of 3 years
+ REDtone Gateway Software System Maintenance at no charge, for a period of 3 years
+ REDtone Gateway Software System Enhancements at no charge, for a period of 3 years
+ REDtone Business Support Software System Upgrade at no charge, for a period of 3 years
+ REDtone Business Support Software System Maintenance at no charge, for a period of 3 years
+ REDtone Business Support Software System Enhancements at no charge, for a period of 3 years

+ Full Installation, Maintenance and Troubleshooting Training of REDtone Gateway System
+ System Training of REDtone Business Support System

+ Knowledge transfer of Discounted Call Services Back Office Operations,
  *including Billing, Commission, Reconciliation, Collection, Reporting

+ Knowledge transfer of Technical Operations,
  *including Customer Technical Support, Network Operations Center, Gateway Support, Operations MIS Support

+ Knowledge transfer of Customer Services Operations,
  *including, Call Center Management, Reload/Topup Center Management.

+ Knowledge transfer of Sales & Marketing Strategies,
  *including Rate Management, Product Packaging, Sales Channel Management, Sales Operation Support, Reporting

+ Access to technical assistance by REDtone Technical Specialist.
+ Access to technical assistance by REDtone Operations Domain Specialist.
+ Access to technical assistance by REDtone Sales & Marketing Domain Specialist.
+ Access to REDtone Sales & Marketing Colleteral Material and Design
+ A copy of existing REDtone Sales & Marketing Colleteral shall be provided as template

Note: In respect of Tranche 1 Equipment, the Tranche 1 Equipment Price is inclusive of the above and no further payments will have to be made by the Company/Redtone China. In respect of Tranche 2 Equipment, the Tranche 2 Equipment Price is inclusive of the above and no further payments will have to be made by the Company/Redtone China.

APPENDIX A

Agency Agreement

合同编号：CTT13DKH-2005-2-7

中国铁通集团有限公司上海分公司

与

REDtone Telecommunications SDN. BHD.

“小秘书”业务代理协议

2005年6月30日